EXHIBIT 10.5

Share Sale and Purchase

Agreement

relating to Racal Acoustics

Global Limited

Dated	21 December 2008

The Sellers (as defined herein) (1)

Barclays Bank plc (2)

Weston Aerospace Limited (3)

Esterline Technologies Corporation (4)

TABLE OF CONTENTS

INTRODUCTION		1
OPERATIVE PROVISIONS		1
1	Definitions	1
2	Sale and purchase of the Shares	14
3	Consideration	14
4	Condition Precedents	15
5	Position pending Completion	16
6	Completion	16
7	Preparation of Completion Accounts and Consideration Adjustment Statement	17
8	Warranties	18
9	Buyer Warranties	19
10	Buyer’s Undertaking	19
11	Guarantee	20
12	Announcements	21
13	Confidentiality	21
14	Restrictive Covenants	22
15	Entire agreement	24
16	Assignment and transfer	25
17	Costs and expenses	25
18	Interest on late payments	25
19	No set-off	25
20	Waiver	25
21	Variation	26
22	Severance	26
23	Further assurance	26
24	Notices	26
25	Counterparts	28
26	Governing law	28
27	Jurisdiction	28
28	Interpretation	28
29	Rights of third parties	29
30	Warrantors’ Agent	29
31	Effect of Completion	29
32	Provision of information	30
33	Execution	30
SCHEDULE 1		30
	Part 1: The Management Sellers	30
	Part 2: ECI	32
	Part 3: Barclays Bank	34
SCHEDULE 2		35
	Part 1: Particulars of the Company	35
	Part 2: Particulars of the Subsidiaries	37
SCHEDULE 3		44
	Part 1: Sellers’ Obligations	44
	Part 2: Buyer’s Obligations	46
	Part 3: Barclays’ Obligations	47
SCHEDULE 4 - The Properties		48
SCHEDULE 5 - Warranties		49
	Part 1: Capacity and Authority	49
	Part 1A: Barclays Warranties	50
	Part 1B: Capacity and Authority at Completion	51
	Part 2: General	52
	Part 3: Taxation Warranties	64
SCHEDULE 6 - Buyer Warranties		68
SCHEDULE 7 - Limitations on Liability		69
SCHEDULE 8 - Completion Accounts		76
	Part 1: Accounting Instructions	76
	Part 2: Agreed form of Completion Accounts	83
	Part 3: Components of Working Capital - Components of Working Capital	86

DATE	21 December 2008

PARTIES

(1)	THE PERSONS whose names and addresses are set out in Parts 1 and 2 of Schedule 1 (together the “Sellers”);

(2)	BARCLAYS BANK PLC (Company Number: 1026167) of 2nd Floor, Quay 2, Fountainbridge, Edinburgh EH3 9QG (“Barclays”);

(3)	WESTON AEROSPACE LIMITED (Company number: 04740406) whose registered office is at Mitre House, 160 Aldersgate Street, London EC1A 4DD (the “Buyer”); and

(4)	ESTERLINE TECHNOLOGIES CORPORATION whose principal place of business is at City Center Bellevue, 500 108th Avenue NE Suite 1500, Bellevue, WA 98004, USA (the “Guarantor”).

INTRODUCTION

(A)	The Company was incorporated in England and Wales on 13 June 2005 and is registered under number 05478848 as a private company limited by shares.

(B)

The Sellers and Barclays have agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares and the Loan Notes for the Consideration and otherwise in the manner and on and subject to the terms of this Agreement.

OPERATIVE PROVISIONS

1	Definitions

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

A Shares	73,001 A ordinary shares of £1 each in the capital of the Company held by the Sellers and 2,882 A Ordinary Shares of £1 each in the capital of the Company held by Barclays

Accounting Instructions	the instructions regarding the preparation of the Completion Accounts as set out in Part 1 of Schedule 8

Accounts

the audited balance sheet as at the Accounts Date, and the audited profit and loss account for the Financial Year ended on the Accounts Date, of the Company and each of the Subsidiaries (including, in the case of the Company, the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that period), a copy of each of which has been supplied to the Buyer and is included in the Disclosure Documents

Accounts Date	31 December 2007

Accounts Standards

in relation to the accounts of any body corporate, the applicable requirements of the Companies Acts 1985 and 1989 or the Companies Act 2006, together with accounting principles, standards and practices which are generally accepted in the United Kingdom, in each case as at the date of the relevant accounts

Act	the Companies Act 1985 and the Companies Act 2006

Actual Amount	has the meaning given to it in clause 7.2

Agreed Proportion	in relation to a Warrantor, the proportion set out opposite that Warrantor’s name in column 3 of the table at paragraph 2.2 of Schedule 7

this Agreement	this agreement including the Introduction and the Schedules

Andrew Charman Trustees	Andrew Charman and David Payne as trustees of the Andrew Charman 2008 Settlement and any new or additional trustees from time to time of that trust

Articles	the articles of association of the Company

B Shares	27,000 B ordinary shares of £1 each in the capital of the Company

Bank Indebtedness

the amount owing by the Company on the Completion Date to the lenders under or in connection with the facility agreement dated 13 August 2005 (as amended and restated from time to time) and the mezzanine facility agreement dated 13 August 2005 (as amended and restated from time to time) and to the providers of hedging in relation to the facilities provided under those agreements and including any cancellation costs or penalty associated with interest rate swap agreements

Business	collectively, the businesses of the Company and of each of the Subsidiaries at the date hereof

Business Day	a day other than a Saturday, Sunday or public holiday in England and Wales

Buyer’s Group

the Buyer, any holding company of the Buyer or any holding company of that company or any other relevant holding company, any subsidiary of the Buyer and any subsidiary of any such holding company (which shall from Completion include the Group)

Buyer’s Solicitors	Taylor Wessing LLP of 5 New Street Square, London EC4A 3TW

Buyer’s Solicitors Account	the bank account with the following details:

	account name:	Taylor Wessing LLP Client Account

	account number:	03666328

	sort code:	60-80-08

	swift code:	NWBKGB2L

	IBAN code:	IBAN GB35 NWBK 6080 0803 6663 28

	Bank:	National Westminster Bank, Law Courts, Temple Bar Branch PO Box 10720, 217 Strand, London WC2R 1AL

Buyer Warranties	the warranties given by the Buyer in clause 9 and Schedule 6 and each buyer warranty statement shall be a “Buyer Warranty”

Cash

the aggregate of:

(i)        all cash balances in hand or credited to any account and with a financial institution;

(ii)       cheques or other payments lodged but not yet cleared with a financial institution (listed in the agreed form); and

(iii)      any Outstanding Corporation Tax Receivable (save to the extent included in the Initial Consideration),

(and any interest accrued on those balances as at the close of business on the Completion Date), but excluding (i) cheques written or paid by any Group Company that have not yet been deducted from the relevant Group Company account and (ii) any advance, payments from Customers in excess of the value of the work performed

Claim	any claim, action, proceeding or demand for breach of Warranty or any other provision of this Agreement or the Tax Deed

Commercial Due Diligence Reports	the commercial due diligence reports prepared by CSP Associates, Inc. and Roland Berger Strategy Consultants along with their relevant updates and addendums

the Company	Racal Acoustics Global Limited, short particulars of which are set out in Part 1 of Schedule 2

Company Expenses

collectively, the amount of the unpaid fees or expenses (other than bonuses) that have been or will be incurred by a Group Company on or prior to the Completion Date (whether payable before or after Completion) on behalf of any Group Company or the Sellers in connection with the preparation, negotiation and execution of this Agreement including for the avoidance of doubt any costs relating to the Vendor Due Diligence Reports or otherwise in contemplation of the sale of the Company or the Pre-Completion Reorganisation

Competing Business	any business which directly competes with the Business

Completion	completion of the sale and purchase of the Shares in accordance with the terms of clause 6

Completion Accounts

the accounts to be prepared and agreed by the parties or determined in accordance with Schedule 8 and comprising the Consideration Adjustment Statement, the Working Capital Statement and the Net Debt Statement

Completion Accounts Certificate	the certificate in the form set out in paragraph 8 of Part 1 of Schedule 8

Completion Date	the date on which Completion occurs

Condition Precedents

means:

(a)      the German Federal Cartel Office having cleared or deemed to have cleared the acquisition by the Buyer of the Company from the Sellers and Barclays (the “Cartel Clearance”); and

(b)      no Termination Notice having been served, or to the extent served, not having been resolved in accordance with the provisions of Part 2 of Schedule 9

Confidential Information

all technical, financial, commercial and other information relating to or used exclusively by the Business, including without limitation, trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, object code and source code relating to software, marketing and business plans, projections, current or projected plans or internal affairs of the Group, secret or confidential information, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other person who has had material dealings with them

Consideration	the cash amount to be paid to the Sellers, Barclays or into the Retention Account at Completion in each case pursuant to clause 3.1 as adjusted pursuant to clause 7

Consideration Adjustment Statement	the statement of adjustments to be prepared pursuant to clause 7.2 in accordance with the provisions of Schedule 8

Consultants

those individuals who are providing services to any Group Company under an agreement which is not a contract of employment with the relevant company including, in particular, where the individual acts as a consultant or is an independent contractor on secondment, and “Consultant” shall mean any one of them

Conversion Rate	the spot selling and buying mid-market closing rate for a transaction between the two currencies in question as quoted by the Financial Times on any date on which a conversion rate is to be determined in accordance with this Agreement or, if that rate is not quoted on that date, on the first preceding day on which that rate is quoted

Covenantors	Geoffrey Eeles, David Payne, David Watton, Terence Buckley, Andrew Charman and Paul Watson

David Payne Trustees	David Payne and Paul Watson as trustees of the David Payne 2008 Settlement and any new or additional trustees from time to time of that trust

David Watton Trustees	David Watton and Geoffrey Eeles as trustees of the David Watton 2008 Settlement and any new or additional trustees from time to time of that trust

Debt

means:

(a)      all monies owing on the Completion Date to Barclays Bank plc and any accrued but unpaid interest in respect of those monies under or in connection with the facility agreement dated 13 August 2005 (as amended and noted from time to time) and the mezzanine facility agreement dated 13 August 2005 (as amended and restated from time to time);

(b)      the aggregate amounts (if any) of bank debit balances, bonds, notes, loan stock other than the Loan Notes, debentures or other debt instruments, any overdraft outstanding letters of credit and any accrued interest on the foregoing;

(c)      all other amounts that would be treated as indebtedness under UK GAAP;

(d)      any Outstanding Corporation Tax Payable (save to the extent included in the Initial Consideration); and

(e)      any sums owed to HM Revenue & Customs pursuant to withholding tax payable on interest paid or treated as paid pursuant to the Loan Notes, save where such amounts have been included in the Withholding Tax Payment

Deferred Shares	deferred shares of £1 each in the capital of the Company the actual number of which shall be confirmed by the Sellers pursuant to the Statement of Completion Shareholding

Determination Date	the date on which the Completion Accounts are agreed by the parties or determined in accordance with paragraph 6 of Part 1 of Schedule 8

Directors	the persons specified as directors of any of the Group Companies in Parts 1 or 2 of Schedule 2 (the expression “Director” meaning any of them)

Disclosure Documents	the documents attached to the Disclosure Letter as listed in the schedule annexed to the Disclosure Letter

Disclosure Letter

a letter in the agreed form dated on or before the date of this Agreement from the Warrantors to the Buyer, delivered to the Buyer immediately before execution of this Agreement, for which the Buyer has acknowledged receipt

ECI	collectively those limited partnerships set out in Part 2 of Schedule 1 acting by their manager ECI Partners LLP

Employee Bonus

save for the Performance Bonus and the Sales Bonus:

(i)        any and all bonuses payable by any Group Company to any directors, Employees or Consultants pursuant to any bonus scheme relating to the financial performance of any Group Company for all periods ending on or prior to the Completion Date

(ii)       and any bonuses that have been or will be incurred by a Group Company in connection with the preparation, negotiation and execution of this Agreement

Employees

any employee, part time employee, temporary employee or home worker of a Group Company including but not limited to those persons (including directors) whose names appear in the list of employees included in the Disclosure Documents

Encumbrance

any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement

Environment	air, water, land, building, structures, enclosures or other constructions, flora, fauna, humans and any other living organisms

Environmental Due Diligence Report	the environmental due diligence report prepared by Enviros

Environmental Law

all international, EU, national, federal, state or local laws and all subordinate legislation and regulatory codes of practice concerning the pollution or protection of the Environment which are or were binding upon any Group Company in the relevant jurisdiction in which that Group Company are or has been operating

Environmental Licences

any assessment, authorisation, certificate, consent, licence, permission, permit, ruling, variation, modification, transfer or any other information or approval required by any Environmental Law or agreement made pursuant to Environmental Law

Equity Proportion	the proportion of the aggregate number of A Shares and B Shares held by either a Seller or Barclays following the operation of the ratchet set out in article 24 of the Articles

Financial Due Diligence Report	the financial due diligence and tax report prepared by PricewaterhouseCoopers

Financial Year	a financial year as determined in accordance with section 390 of the Companies Act 2006

Finco	Racal Acoustics Group Limited

GAAP

generally accepted accounting principles in the United Kingdom as set out in all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the UK Accounting Standards Board and extant at the Completion Date and all relevant United Kingdom company law

Geoffrey Eeles Trustees	Geoffrey Eeles and David Watton as trustees of the Geoffrey Eeles 2008 Settlement and any new or additional trustees from time to time of that trust

Group	the Company and the Subsidiaries

Group Company	any member of the Group and “Group Companies” shall be construed accordingly

Group Intellectual Property	means all Intellectual Property owned, used or exploited by the Group

Group Life Assurance Scheme	means the Racal Acoustics Limited Group Life Assurance Scheme provided by Unum

Guarantee	the guarantee given in clause 11.1(a) (and, where applicable, includes the indemnity given in clause 11.1(b))

Guaranteed Obligations	has the meaning given in clause 11.1

ICTA	the Income and Corporation Taxes Act 1988

IHTA	the Inheritance Tax Act 1984

ITEPA	the Income Tax (Earnings and Pensions) Act 2003

Indemnity	the indemnity set out in clause 8.11

Independent Accountants

either:

(a)      an independent firm of chartered accountants of international repute agreed by the Warrantor’s Agent, ECI and the Buyer; or

(b)      in default of agreement as to the identity of that independent firm within five Business Days of either party notifying the other of its wish to appoint an independent firm, a specific member of an independent firm of chartered accountants to be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales

Independent Expert	either: (a) an independent firm of chartered accountants of international repute agreed by the Warrantor’s Agent,

ECI and the Buyer; or

(b)      in default of agreement as to the identity of that independent firm within five Business Days of either party notifying the other of its wish to appoint an independent firm, a specific member of an independent firm of chartered accountants to be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales

Initial Consideration	has the meaning given to it in clause 3.1 to be calculated in accordance with clause 3.2

Insolvency Event

in relation to a person means any of the following events:

(a)      that person ceasing or threatening to cease to carry on business or being deemed to be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (provided that, for the purposes of this agreement, the reference to £750 in section 123(1) of that Act shall be construed as a reference to £10,000) or admitting that it is unable to pay its debts as they fall due;

(b)      that person giving notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness by reason of financial difficulties;

(c)      a meeting of that person’s creditors being convened or held;

(d)      an arrangement or composition with or for the benefit of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986) being entered into or proposed by or in relation to that person;

(e)      a moratorium coming into force in respect of that person in accordance with paragraph 8.1 of Schedule A1 to the Insolvency Act 1986 or that person applying to the court for an interim order under section 253 of the Insolvency Act 1986;

(f)       a receiver, administrative receiver taking possession of or being appointed over or a mortgagee, chargee or other encumbrancer taking possession of the whole or any material part of the assets of that person;

(g)      any distress or execution being levied or enforced (and not being discharged or applied to be set aside within seven days) on any asset of that person;

(h)      that person or its directors or the holder of a qualifying floating charge (as defined in Schedule B1 to the

Insolvency Act 1986) giving notice of his, their or its intention to appoint an administrator in accordance with paragraphs 18 or 26 of Schedule B1 to the Insolvency Act 1986;

(i)        that person or its directors or any of its creditors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) making an application to the court for the appointment of an administrator;

(j)        an administrator being appointed of that person under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or otherwise;

(k)      a petition being presented (and not being discharged within 14 days) or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy or dissolution of that person or that person being struck off the register of companies; or

(l)        the happening in relation to that person of an event analogous to any of the above in any jurisdiction

Instruction Letter

a letter from the Buyer and Warrantors’ Agent and ECI on behalf of the Sellers and Barclays to the Buyer’s Solicitors and Sellers’ Solicitors relating to the Retention in agreed form a draft of which is set out in Part 2 of Schedule 10

Insurance Due Diligence Report	the insurance due diligence report prepared by Marsh Limited

Intellectual Property

patents, trade marks, service marks, registered designs, trade names, business names, domain names, rights in designs, copyright, computer software and database rights, rights in know-how and other intellectual property rights whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect anywhere in the world

Investor Loan Note Instrument	the loan note instrument constituting £13,947,000 10% fixed rate unsecured loan notes due 2015 and payment in kind notes of Finco dated 13 August 2005, as amended on 9 September 2005

Investor Loan Notes	unsecured loan notes issued by Finco pursuant to the Investor Loan Note Instrument

IPR Agreements

means all agreements, contracts and permissions which relate to any Intellectual Property used by the Group, including: (a) those under which third parties permit use of Intellectual property by a Group Company; (b) those pursuant to which the Group permits a third party to use any Owned Intellectual Property; and (c) all confidentiality and non-disclosure agreements relating to know-how or other confidential information relating to any product which is being, or has during the last three years, been supplied or offered for supply by any Group Company

IT Systems

means the information and communications technologies used by the Group in relation to the Business, including all computer software, firmware, hardware, equipment, ancillary equipment (including telecommunications, network and internet-related equipment) and data owned or used by the Group Companies and stored in electronic form

Key Client

each of the Ministry of Defence, Thales Holland, Canadian Department of National Defense (Public Works Government Services Contract and Department of National Defense), Bharat Electronics, Eylex, Thales Avionics, Northrop Grumman, SPAWAR (US Marine Corp), Gentex Thales Communications Inc, BOWMAN & Tactical Communications & Information IPT, Simex Equipment, Inc., BAE Systems (Operations) Ltd, BAE Systems, Babcock Support Services Limited, General Dynamics UK Ltd, Television Equipment Associates

Key Contracts	contracts in force at any time in the last three years between a Group Company on the one hand and either a Substantial Supplier or Key Client on the other hand

Key Employees	those Employees earning in excess of £50,000 per annum at the Completion Date and each of Andrew Charman, David Moulton, David Payne, Duncan Skinner and Gareth Vickers

Loan Notes	the Investor Loan Notes, the RBS Loan Notes and the Other Management Loan Notes

Management Accounts	the management accounts of the Group Companies for the period of ten months from the Accounts Date, copies of which are included in the Disclosure Documents

Michael Derbyshire Trustees	Michael Derbyshire and James Green as trustees of the Michael Derbyshire 2008 Settlement and any new or additional trustees from time to time of that trust

Net Debt	Cash less Debt

Net Debt Statement	the statement of Net Debt to be prepared in accordance with Schedule 8

Net Debt Target	the Bank Indebtedness[1]

Non-Disclosable Information	all information which relates to the negotiations relating to and the terms of this Agreement and the commercial or financial arrangements of any party

Other Management Loan Notes	unsecured loan notes issued by Finco pursuant to the Other Management Loan Note Instrument

Other Management Loan Note Instrument	the loan note instrument constituting £1,368,517 5% fixed rate unsecured loan notes due 2015 of Finco dated 13 August 2005

1 Bank Indebtedness to be a negative figure.

Outstanding Corporation Tax Payable

the amount of any corporation tax payable by a Group Company to a Tax Authority as at the Completion Date (excluding any deferred tax) save to the extent that such amount has been taken into account in determining the Outstanding Corporation Tax Receivable

Outstanding Corporation Tax Receivable

the amount of any corporation tax that has been paid in advance or overpaid by a Group Company to a Tax Authority as at the Completion Date (excluding any deferred tax) save to the extent that such amount has been taken into account in determining the Outstanding Corporation Tax Payable

Owned Intellectual Property	all Intellectual Property owned by any Group Company including the Intellectual Property as set out in [Appendix 1 in the agreed form

Paul Watson Trustees

Paul Watson and Andrew Charman as Trustees of the Paul Watson 2008 Settlement and any new or additional trustees from time to time of the trust in respect of which such Trustee Sellers are entering into this Agreement as trustee

Pension Schemes	means the money purchase group personal pension scheme with Friends Provident, the stakeholder pension scheme designated with Friends Provident and the Group Life Assurance Scheme

Pensionable Employee	a director or Employee or former director or former employee of any of the Group Companies

Performance Bonus

means the performance bonus of £575,000 (including employer’s and employee’s national insurance contributions and PAYE) by the Group to certain employees pursuant to the Group’s annual operational bonus scheme

Period	36 months from Completion in relation to Geoffrey Eeles, Terence Buckley and David Watton and 18 months from Completion for Andrew Charman, Paul Watson and David Payne

Pre-Completion Reorganisation

the pre-completion reorganisation of the Group comprising the establishment of Rag Newco Limited as a wholly-owned subsidiary of the Company, the acquisition by Rag Newco Limited of Racal Acoustics Group Limited the reduction of capital of Rag Newco Limited or actions to be carried out in accordance with, and as set out in more detail in, the PricewaterhouseCoopers steps paper disclosed at tab 18.1 of the Disclosure Documents

Properties	the leasehold properties short particulars of which appear in Schedule 4 and references to “the Properties” shall extend to any part or parts thereof

Racal Pension Schemes

the Racal Group Executive Pension Plan, the Racal Group Staff Plan and Life Assurance Scheme, the Racal Group Executive Manager and Senior Manager Pension Scheme and the Racal Group Retirement Benefit Scheme

RBS Loan Note Instrument	the loan note instrument constituting £8,000,000 10% fixed rate unsecured loan notes due 2015 and payment in kind notes of Finco dated 13 August 2005

RBS Loan Notes	unsecured loan notes issued by Finco pursuant to the RBS Loan Note Instrument

Restricted Area	United Kingdom, the Republic of Ireland, France, Germany, Sweden, USA and Canada

Retention Account	has the meaning given to it in Schedule 10

Sanne Trust	Sanne Trust Company Limited as trustee of Racal Acoustics Global employee benefit trust

Sales Bonus	means the sum of £300,000 (including employer’s and employee’s national insurance contributions and PAYE) payable to certain employees as exit sales bonuses

Sellers’ Solicitors	SJ Berwin LLP of 10 Queen Street Place, London EC4R 1BE

Sellers’ Solicitors’ Account	the bank account with the following details:

	account name:	SJ Berwin LLP Client Account

	account number:	10644994

	sort code:	20-36-47

	swift code:	BARCGB22

	IBAN code:	GB33 BARC 2036 4710 6449 94

	Bank:	Barclays Bank plc, 1 Churchill Place, London E14 5HP

Shares	the A Shares, the B Shares and the Deferred Shares to be issued pursuant to the ratchet in articles 24 of the Articles

Statement of Completion Shareholding

the statement of the number of A Shares, B Shares and Deferred Shares held by each shareholder following the operation of the ratchet in article 24 of the Articles and each Seller’s and Barclays’ equity proportion

Stock Take Schedule	the stock take schedule to be prepared in accordance with Schedule 8

Subsidiaries

those companies or other persons (whether or not registered in the United Kingdom) short particulars of which appear in Part 2 of Schedule 2 and the expression “Subsidiary” shall mean any one of the Subsidiaries

Substantial Supplier

each of Sanmina, Hi Tech Mouldings Limited, Minnesota Wire & Cable Co, ACW Technology Limited, Amphenol Limited, Ray Service S.R.O., Euro Technical Services London Limited, Sterling Springs Limited, Panbury Electronics Limited, General Electronics Services Limited, S.M. Alexander (Plastics) Limited, AWS Electronics Limited, Jaltek Systems Limited, Jarvis Manufacturing Co and Kenard Eng

Target Amount	has the meaning given to it in clause 7.2

Taxation	has the meaning given to it in the Tax Deed

Tax Authority	has the meaning given to it in the Tax Deed

Tax Deed	the tax deed in the agreed form

Tax Warranties	the tax warranties set out in Part 3 of Schedule 5 to this Agreement

TCGA	the Taxation of Chargeable Gains Act 1992

Terence Buckley Trustees	Terence Buckley and Geoffrey Eeles as trustees of the Terence Buckley 2008 Settlement and any new or additional trustees from time to time of that trust

Trustee Sellers

the Terence Buckley Trustees, the Andrew Charman Trustees, the Michael Derbyshire Trustees, the Geoffrey Eeles Trustees, the David Payne Trustees, the Paul Watson Trustees and the David Watton Trustees

TUPE	the Transfer of Undertakings (Protection of Employment) Regulations 2006

VAT	value added tax as provided for in the VATA, and any tax imposed in substitution for it, goods and services tax and any other equivalent tax in any other jurisdiction

VATA	the Value Added Tax Act 1994

Vendor Due Diligence Reports	the Financial Due Diligence Report, the Commercial Due Diligence Reports, the Environmental Due Diligence Report and the Insurance Due Diligence Report

Warranties

the warranties given by the Sellers and the Warrantors in clause 8 and Part 1 of Schedule 5 (in the case of all of the Sellers) and Parts 2 and 3 of Schedule 5 (in the case of the Warrantors) and each warranty statement shall be a “Warranty”

Warrantors’ Agent	Geoffrey Eeles, Terence Buckley and David Watton appointed in accordance with clause 30

Warrantors	each of the Terence Buckley Trustees, the Andrew Charman Trustees, the Geoffrey Eeles Trustees, the David Payne Trustees, the Paul Watson Trustees and the David Watton Trustees

Warranty Claim	any claim for breach of the Warranties given by the Warrantors in Parts 2 (save for paragraphs 1.1 to 1.4 and 2.1 to 2.8 of Part 2) and 3 of Schedule 5

Withholding Tax Payment	the sum owed to HMRC by Finco pursuant to withholding tax payable on interest paid or treated as paid pursuant to the Loan Notes which is outstanding at Completion (if any)

Working Capital

the sum of the following line items derived from the Completion Accounts in accordance with Schedule 8:

(a)      “accounts receivable” or “trade debtors”;

(b)      plus “inventories” or “stock”;

(c)      plus “prepaid expenses and other current assets”;

(d)      minus “accounts payable” or “trade creditors”;

(e)      minus “accrued liabilities”; and

(f)       minus “other current liabilities”

Working Capital Statement	the statement of Working Capital to be prepared in accordance with the provisions of Schedule 8

Working Capital Target	£5,200,000

2	Sale and purchase of the Shares

2.1

Subject to clause 4.1, each of the Sellers shall sell with full title guarantee on and with effect from Completion, and the Buyer shall purchase all of the Shares and Loan Notes held by him together with all rights attaching to them at Completion and free from all Encumbrances.

2.2

Subject to clause 4.1, Barclays shall sell with full title guarantee on and with effect from Completion, and the Buyer shall purchase the A Shares set out opposite Barclay’s name in Part 3 of Schedule 1 together with all rights attaching to them at Completion and free from all Encumbrances.

2.3

The Buyer shall not be obliged to complete the purchase of any of the Shares or Loan Notes unless the purchase of all the Shares and Loan Notes is completed simultaneously in accordance with this Agreement.

2.4

The Sellers and Barclays hereby waive any and all rights of pre-emption over the Shares and Loan Notes conferred either by the articles of association or other constitutional documents of the Company or any other agreement relating to the Shares or Loan Notes or otherwise.

2.5

The Shares and the Loan Notes shall be sold with all rights to dividends and other distributions declared on or after the date of Completion in respect of the Shares or the Loan Notes and all other rights and advantages belonging to or accruing on the Shares or the Loan Notes (including any accrued but unpaid interest) on or after that date.

3	Consideration

3.1

In consideration of the sale of the Shares and Loan Notes in accordance with the terms of this Agreement, the Buyer shall pay to the Sellers and Barclays the sum calculated in accordance with clause 3.2 (the “Initial Consideration”) as adjusted pursuant to clause 7 (the “Consideration”).

3.2	The Initial Consideration referred to in clause 3.1 above shall be the sum determined in accordance with the following formula:

Initial Consideration = A - B - C - D + E

Where:

A	means £115,000,000;

B	means the Bank Indebtedness including any accrued but unpaid interest on the same;

C	means the Withholding Tax Payment (if any);

D

means the aggregate amount of the Buyer’s and the Seller’s best estimate of the Outstanding Corporation Tax Payable (which shall be expressed as a positive figure) and the Buyer’s and Seller’s best estimate of the Outstanding Corporation Tax Receivable (which shall be expressed as a negative figure); and

E

means the aggregate amount of all cash balances in hand or credited to any account or cheques or other payments lodged but not yet cleared as shown on the bank account statement of each Group Company at close of business on the day immediately prior to Completion.

3.3	The Initial Consideration shall be satisfied by the following payments by the Buyer:

(a)	firstly, the payment by the Buyer of £5,000,000 into the Retention Account on Completion to be held in accordance with the provisions of Schedule 10;

(b)

secondly, the payment in consideration for the Loan Notes by the Buyer to the Sellers of the amount of the Loan Notes outstanding at the Completion Date together with any accrued interest thereon to the Seller holding those Loan Notes, the principal amounts of such Loan Notes together with interest as at 31 December 2008 being set out opposite the names of each Seller in column 4 of the table in Part 1 of Schedule 1 in the case of the Sellers other than ECI and in columns 4, 5 and (to the extent relevant) 6 of the table in Part 2 of Schedule 1 in the case of ECI; and

(c)

thirdly, the payment by the Buyer to the Sellers and Barclays of the balance of the Initial Consideration so that each Seller and Barclays receives his Equity Proportion of that amount, save that in the case of Barclays, any outstanding amounts owing to the Company for the subscription of the Shares held by Barclays (being a maximum amount of £2,882) shall be retained by the Buyer.

3.4	The Initial Consideration is based on the assumption that as at the close of business on the Completion Date:

(a)	the estimated Working Capital is equal to the Working Capital Target; and

(b)	the estimated Net Debt is equal to the Net Debt Target.

3.5

Any payment made by the Sellers to the Buyer under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the Warranties or any indemnity contained in this Agreement) shall be and shall be deemed to be a reduction in the price paid for the Shares and Loan Notes under this Agreement to the extent legally possible.

4	Condition Precedents

4.1	Completion is conditional upon the satisfaction or waiver of the Condition Precedents.

4.2

The Buyer and the Sellers shall use all reasonable endeavours to fulfil or procure the fulfilment of the Cartel Clearance as soon as possible including, without limitation, by the Buyer properly making the relevant notification to the German Federal Cartel Office on or prior to 23 December 2008 (if it has not done so already), and the Buyer will notify the Sellers in writing as soon as reasonably practicable upon satisfaction of the Cartel Clearance. The Buyer may at any time waive satisfaction of the Cartel Clearance by written notice to the Sellers upon notice from the German Federal Cartel Office that the transaction is not subject to German merger control.

4.3

If the Condition Precedents are not satisfied or waived on or before 28 February 2009, either ECI and Geoffrey Eeles on behalf of the Sellers or the Buyer may, in its or their sole discretion, terminate this Agreement by notice in writing to the other parties.

4.4

If this Agreement is terminated in accordance with clause 4.3 above all obligations of the parties under this Agreement shall end except clauses 1, 15, 16, 17.1, 18, 25, 27, 28, 29, 30, 31 and 33 but (for the avoidance of doubt) all rights and liabilities which have accrued before termination shall continue to exist.

4.5	For the avoidance of doubt, a party’s right to terminate this Agreement in accordance with clause 4.3 is not exclusive of any rights, power and remedies provided by law.

5	Position pending Completion

5.1

Each of the Covenantors hereby severally undertakes to the Buyer to comply with the provisions of paragraphs 1, 2, 3 and 4 of Part 1 of Schedule 9 and each of the Sellers hereby severally and in respect of itself or himself only and not in relation to any other Seller and Barclays severally (and in respect of its Shares only) undertakes to the Buyer to comply with the provisions of paragraph 3 of Part 1 of Schedule 9 in the period between the date of this Agreement and Completion.

5.2	The Buyer agrees that, notwithstanding the undertakings set out in Schedule 9, in the period between the date of this Agreement and the Completion Date any or all of the following may occur:

(a)	those sellers who are individuals may transfer some or all of their Shares and Loan Notes to the Trustee Sellers;

(b)	the payment out of directors, management or other fees to ECI or the payment of any expenses of any director appointed by ECI;

(c)

the board of the Company or relevant Group Company may communicate with the Sanne Trust, including making any recommendation to the Sanne Trust as to the appointment, distribution or allocation of any funds or assets held by the Sanne Trust, at any time prior to Completion; and

(d)	the ratchet as set out in article 24 of the Articles shall operate.

6	Completion

6.1

Completion shall take place at the offices of the Sellers’ Solicitors on 14 January 2008 or, if the Cartel Clearance has not been satisfied by that date or a Termination Notice has been served in accordance with Part 2 of Schedule 9, on the later of the third Business Day following notification of the satisfaction of the Cartel Clearance or the resolution of the matters disputed in the Termination Notice (unless the Buyer has rescinded the Agreement) or on such other date as the parties may agree in writing.

6.2	The Buyer shall not be obliged to complete the sale and purchase of the Shares or Loan Notes unless all of the requirements of clause 6 and Schedule 3 have been complied with by the Sellers in the case of the Sellers’ obligations in Part 1 of Schedule 3 and by Barclays in the case of Barclays’ obligations in Part 3 of Schedule 3.

6.3

The Sellers and Barclays shall not be obliged to complete the sale and purchase of the Shares or Loan Notes unless all of the requirements of clause 6 and Schedule 3 have been complied with by the Buyer in the case of the Buyer’s obligations in Part 2 of Schedule 3.

6.4

Each of the Sellers hereby confirms that the Sellers’ Solicitors are irrevocably authorised by each of the Sellers to receive payment of the Consideration on the Sellers’ behalf and the receipt by the Sellers’ Solicitors shall be a sufficient discharge for the Buyer, who shall not be concerned to see the application thereof.

6.5

Barclays hereby confirms that Dickson Minto are irrevocably authorised by Barclays to receive payment of the relevant part of the Consideration on Barclays’ behalf and the receipt by Dickson Minto shall be a sufficient discharge for the Buyer, who shall not be concerned to see the application thereof.

7	Preparation of Completion Accounts and Consideration Adjustment Statement

7.1	The Completion Accounts shall be prepared in accordance with Schedule 8.

7.2	Within three Business Days after the Determination Date, a payment comprising the net amount of the following adjustments shall be made:

(a)

if the aggregate of the Working Capital (as extracted from the Working Capital Statement) and the Net Debt (as extracted from the Net Debt Statement) (the “Actual Amount”) is greater than the aggregate of the Working Capital Target and the Net Debt Target (the “Target Amount”), the Buyer shall pay, as an increase in the Consideration, to the Sellers and Barclays (so that Barclays receives its Equity Proportion of that amount ) the amount of the difference between the Actual Amount and the Target Amount;

(b)

if the Actual Amount is less than the Target Amount the Sellers and Barclays shall pay as a reduction in the Consideration to the Buyer the amount of the difference between the Actual Amount and the Target Amount (so that each of the Sellers and Barclays shall (as a several obligation) pay to the Buyer their Equity Proportion of that amount).

Any adjustment to the Consideration determined in accordance with clause 7.2 shall be set out in the Consideration Adjustment Statement (as that statement is agreed or determined in accordance with Schedule 8).

7.3

The sole purpose of the estimates set out in clause 3.4 is to serve as the basis for calculating the adjustments to be made pursuant to clause 7.2. The Sellers have no liability in relation to the accuracy or otherwise of those estimates.

7.4	No adjustment shall be made to the Consideration and no payment shall be required if the overall adjustment otherwise required under clause 7.2 (whether up or down) would be less than £50,000.

7.5

The maximum adjustment to the Consideration and the maximum downward payment required under clause 7.2 in favour of the Buyer shall be £2,000,000 plus the amount standing to the credit of the Retention Account and in the event that the adjustment to the Consideration would, but for the effect of this clause 7.5 be greater than £2,000,000 plus the amount standing to the credit of the Retention Account, the adjustment shall be £2,000,000 plus the amount standing to the credit of the Retention Account provided always that the maximum aggregate amount payable by the Sellers and Barclays other than from the Retention Account shall not exceed £2,000,000. For the avoidance of doubt, the maximum upward adjustment to the Consideration and the maximum payment by the Buyer required under clause 7.2 in favour of the Sellers and Barclays shall be capped at £7,000,000.

7.6

Any payment made by the Buyer pursuant to clause 7.2 shall be paid to the Sellers’ Solicitors Account (on behalf of the Sellers) and to Barclays (so that Barclays receives its Equity Proportion of that amount) and any payment made by the Sellers or Barclays pursuant to clause 7.2 shall be paid to the Buyer’s Solicitors Account in each case in cash by electronic transfer in immediately available funds without set-off, counterclaim, withholding or other deduction.

8	Warranties

8.1

Each of the Sellers severally warrants at the date hereof to the Buyer in relation to itself or himself only and not in relation to any other Seller in the terms of the Warranties set out in Part 1 of Schedule 5 subject to the exclusions, limitations and qualifications set out in this clause 8 and Schedule 7.

8.2

Each of the Sellers at the date of Completion severally warrants to the Buyer in relation to itself or himself only and not in relation to any other Seller in the terms of the Warranties set out in Part 1B of Schedule 5 subject to the exclusions, limitations and qualification set out in this clause 8 and Schedule 7.

8.3

Each of the Warrantors severally and proportionately, in the Agreed Proportions, warrants, in relation to himself only, to the Buyer in the terms of the Warranties in Parts 2 and 3 of Schedule 5 subject to:

(a)

any matter fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed and the warranty or warranties to which it relates) in the Disclosure Letter, the Disclosure Documents or provided for under the terms of this Agreement; and

(b)	the exclusions, limitations and qualifications set out in this clause 8 and Schedule 7.

8.4

Where any Warranty is qualified by the expression, “so far as the Warrantors are aware” or words having similar effect, such awareness shall be confined to the actual knowledge of the Warrantors having made reasonable enquiry into the matter and of each other and, in the case of the Warranties contained in paragraphs 7 and 8 of Part 2 of Schedule 5 (to the extent that any Warranty Claim relates to or is in connection with any matter concerning the Accounts or the Management Accounts), Jane Yates and Sian Steele at PwC.

8.5	The Sellers acknowledge that the Buyer has entered into the Agreement in reliance on the accuracy of the Warranties.

8.6	Each Warranty shall be construed as an independent Warranty and shall not be limited by reference or to inference from any other Warranty or term of this Agreement.

8.7

The Buyer acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement.

8.8

Save for fraud or fraudulent misrepresentation, each Seller undertakes to the Buyer and to each Group Company that it will waive any right which it may have and not make any claim in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied by a Group Company or its officers, Employees, consultants or advisers in connection with the entering into of this agreement, the giving of the Warranties and the preparation of the Disclosure Letter.

8.9

The sole remedy of the Buyer for any breach of any of the Warranties by the Sellers or a breach by Barclays of the warranties given by it pursuant to clause 8.12 shall be an action for damages. Subject to Part 2 of Schedule 9, the Buyer shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever, (save that for the avoidance of doubt nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud or fraudulent misrepresentation).

8.10

Subject to paragraph 14 of Schedule 7, the rights and remedies of the Buyer in respect of any breach of this Agreement shall not be affected by the investigations made by or on behalf of the Buyer into the affairs of any Group Company or actual, implied or constructive knowledge on the part of the Buyer or its advisers except where the Buyer has given a specific waiver or release and except as otherwise provided in this Agreement or the Disclosure Letter.

8.11

The Warrantors hereby indemnify and hold the Buyer harmless from and against all fines, losses, liabilities, penalties or charges actually levied against the Group by the U.S. Department of State and any other reasonable cost of recovery as a direct result of the Group’s violations of the International Traffic in Arms Regulations as amended. The relevant exclusions, limitations and qualifications set out in Schedule 7 shall apply to this Indemnity save that the Buyer’s sole recourse in respect of any claim under this Indemnity shall be a Relevant Claim against the Retention Account.

8.12

Barclays severally warrants to the Buyer in the terms of the warranties set out in Part 1A of Schedule 5 (the “Barclays Warranties”) and, for the avoidance of doubt, grants no other warranties to the Buyer under the Agreement, Barclays acknowledges that the Buyer has entered into the Agreement in reliance on the accuracy of the Barclays Warranties. The maximum aggregate liability of Barclays in respect of all claims for breach of any Barclays Warranty or any other provision of this Agreement shall be the amount of the Consideration received by Barclays. The liability of Barclays in respect of all claims for breach of any Barclays Warranty or any other provision of this Agreement shall cease 18 months after the date of Completion.

9	Buyer Warranties

9.1	The Buyer warrants to the Sellers and Barclays in the terms of the Buyer Warranties in Schedule 6.

9.2	The Buyer acknowledges that the Sellers and Barclays have entered into this Agreement in reliance on the Buyer Warranties.

10	Buyer’s Undertaking

10.1	The Buyer hereby covenants with ECI to pay to ECI by way of adjustment to the consideration for the sale of the Shares, an amount equal to:

(a)

any Taxation for which ECI becomes liable by virtue of the operation of sections 767A and 767B ICTA in circumstances where the taxpayer company (as referred to in section 767A(1)) is one of the Group Companies; and

(b)

any Taxation for which ECI becomes liable by virtue of the operation of section 767AA ICTA in circumstances where the transferred company (as referred to in section 767AA(1)(a)) is one of the Group Companies;

unless and to the extent that:

(i)	one of the Group Companies or the Buyer discharges or has discharged such Taxation by direct payment to the relevant Tax Authority and the relevant Tax

Authority confirms that such payment removes, discharges or otherwise eliminates the liability of ECI;

(ii)	an amount in respect of such Tax Liability has previously been paid to ECI;

(iii)

such Tax Liability has been recovered under section 767B(2) ICTA or any other relevant statutory provision, and ECI undertakes to ensure and procure that no such recovery is sought under clause 10.1 of this Agreement to the extent that payment has been made in respect of the Tax Liability; or

(iv)	such Tax Liability is or could be subject to a valid claim by the Buyer under the Tax Deed and in respect of which the Warrantors have not previously made payment.

10.2	The covenant contained in clause 10.1 shall extend to the reasonable costs and expenses incurred by ECI in connection with such Tax or a claim under clause 10.1.

10.3	The maximum Buyer’s liability under this clause 10.1 and clause 12.3 of the Tax Deed shall in aggregate be limited to the amount of 50% of the Initial Consideration received by the Covenantors.

10.4

Clauses 7 (Deductions from Payments), 6 (Recovery from Third Parties) and 8 (Due Date for Payment) in the Tax Deed shall apply to the covenant contained in clause 10 as they apply to the covenants contained in clause 2 of the Tax Deed, replacing references to the “Covenantors” to the “Buyer” and replacing references to the “Buyer” to “ECI” and making any other necessary modifications.

11	Guarantee

11.1	In consideration of the Sellers and Barclays entering into this Agreement, the Guarantor irrevocably and unconditionally:

(a)

guarantees to the Sellers and Barclays the due and punctual performance and discharge by the Buyer of all its obligations and liabilities (including without limitation the obligation to pay the Initial Consideration, to pay the amount payable to the Sellers pursuant to clause 17.2 and to pay any other monies) under this Agreement and all documents to be executed pursuant to this Agreement (together, the “Guaranteed Obligations”) and agrees to pay on demand from time to time each sum which the Buyer is liable to pay under this Agreement and all documents to be executed pursuant to this Agreement; and

(b)

agrees, as an additional and independent obligation, that if any of the Guaranteed Obligations are not recoverable from the Guarantor under the guarantee in clause 11.1(a) for any reason the Guarantor will be liable to the Sellers and Barclays as a principal debtor by way of indemnity for the same amount as that for which it would have been liable had those Guaranteed Obligations been recoverable and further agrees to discharge that liability on demand from time to time.

11.2

This Guarantee shall be a continuing obligation and shall continue in force and effect until all Guaranteed Obligations have lapsed or have been paid, discharged or satisfied in full and notwithstanding any bankruptcy of the Buyer. The Sellers and Barclays may make claims and demands of the Guarantor without limit in number.

11.3	The obligations and liabilities expressed to be undertaken by the Guarantor under this Guarantee are those of primary obligor and not merely as a surety.

11.4	The Sellers and Barclays shall not be obliged before taking steps to enforce any of its rights and remedies under this Guarantee:

(a)	to take action or obtain judgment in any court against the Buyer or any other person;

(b)	to make or file any claim in a bankruptcy, liquidation, administration or insolvency of the Buyer or any other person; or

(c)	to make, demand, enforce or seek to enforce any claim, right or remedy against the Buyer and any other person.

11.5

This Guarantee shall be in addition to and shall not affect or be affected by or merge with any other judgment, security, right or remedy obtained or held by the Sellers or Barclays from time to time for the discharge and performance of any of the liabilities and obligations of the Guarantor to the Sellers or Barclays, and the Guarantor will not be released or discharged from any of his obligations under this Guarantee, nor will any of such obligations be affected by:

(a)	the giving of time or the granting of any other indulgence or concession by the Sellers or Barclays to the Buyer or any other person;

(b)

any amalgamation, merger or reconstruction of the Sellers or Barclays with any other person or any sale or transfer of the whole or any part of the undertaking and assets of the Sellers or Barclays to any other person;

(c)

the existence of any claim, set-off or other rights which the Guarantor may have against the Buyer, the Sellers or Barclays or any other person, or which the Buyer may have against the Sellers or Barclays, whether in connection with any Guaranteed Obligation or otherwise; or

(d)

any other fact or matter or thing done or omitted to be done by the Sellers or Barclays (other than a written release of this Guarantee) or any other person which, but for this provision, might operate to exonerate or discharge the Guarantor from, or otherwise prejudice or affect, any of the Guarantor’s obligations under this Guarantee.

11.6

The Sellers’ and Barclays’ rights under this Guarantee will not be prejudiced by any delay in exercising them or by any other act done or omitted by the Sellers and Barclays which but for this clause might have been deemed a waiver of such rights nor will any exercise of any such right preclude any further exercise of such right or any other right.

12	Announcements

12.1

Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.

12.2

Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which either party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

13	Confidentiality

13.1

Each of the Sellers and the Buyer hereby undertakes that it shall both during and after the term of this Agreement preserve the confidentiality of the Non-Disclosable Information and, except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information.

13.2

Each of the Sellers other than the Covenantors (who are subject to the confidentiality provisions of clause 14.3 below) hereby undertakes severally in respect of itself or himself only that it shall both during and after the terms of this Agreement preserve the confidentiality of the Confidential Information and except to the extent otherwise permitted by this Agreement, not directly or indirectly disclose or use for its own benefit any Confidential Information.

13.3

Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable and lawful, disclose Non-Disclosable Information and Confidential Information if and to the extent:

(a)	required by law; or

(b)	required by any securities exchange on which either party’s securities are listed or traded; or

(c)	required by any regulatory or governmental or other authority with relevant powers to which either party is subject or submits (whether or not the authority has the force of law); or

(d)	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

(e)

in relation to Non-Disclosure Information only, required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality); or

(f)	that information is in or has come into the public domain through no fault of that party; or

(g)	the other party has given prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant Taxation clearances from any appropriate Tax Authority.

13.4	ECI may disclose, in the ordinary course of its business, Non-Disclosable Information to the current or potential investors in funds managed by or affiliated with it.

13.5	The restrictions contained in this clause 13 shall continue to apply after Completion without limit in time.

14	Restrictive Covenants

14.1

Each of the Covenantors severally covenants with the Buyer on behalf of himself only and not on behalf of any other person that he shall not (except as a director or employee of or consultant to the Group or with the written consent of the Buyer) during the relevant Period and in the Restricted Area either himself or by an agent and either on his own account or by or in association with or for the benefit of any other person, either directly or indirectly:

(a)	be concerned in any business which directly competes with any of the businesses carried on by a Group Company at Completion;

(b)	take up or hold or seek to take up or hold any office in or with any business which directly competes with the Business;

(c)	take up or hold any position or post which enables that Covenantor to exercise whether personally or by an agent and whether for his own account or in association with or for the benefit of any other person a controlling influence over any business which directly competes with the Business;

(d)	take up or hold any engagement or consultancy with any person which directly competes with the Business within the Restricted Area;

(e)

either personally or by an agent and either on his own account or by or in association with any other person or otherwise directly or indirectly engage or seek to engage in any capacity in any business which directly competes with the Business, but nothing in this clause 14.1 shall preclude him from:

(i)

being (or seeking to be) concerned in, employed or engaged by a Competing Business so long as he is not directly or indirectly concerned, employed engaged (or seeking to be so concerned, employed or engaged) in a Competing Business; or

(ii)

from holding as an investor not more than 3% of the issued share capital of a company listed on a Recognised Stock Exchange which results or would result in that Covenantor being engaged in a Competing Business.

14.2

Each of the Covenantors severally covenants with the Buyer on behalf of himself only and not on behalf of any other person that he shall not (except as a director or employee of or a consultant to the Group or with the written consent of the Buyer) either himself or by an agent and either on his own account or by or for the benefit of any other person directly or indirectly during the relevant Period and in the Restricted Area:

(a)

canvass, approach solicit or cause to be canvassed, solicited or approached or endeavour to entice away from any Group Company any Key Client or any other client that is key to the Business or Substantial Supplier; and

(b)

solicit or seek to entice away from any Group Company (or aid or assist any other person or persons in doing the same), or employ or offer employment (or aid or assist any other person or persons in doing the same) to any Key Employee or other employee who is key to the Business (provided that this clause shall not prevent any Covenantor or any person connected with him from employing any person who responds to a public advertisement for the relevant vacancy placed by or on behalf of the Covenantor or any person connected with him if there has been no previous contract in respect of such employment).

14.3	No Covenantor shall at any time:

(a)

subject to clause 13.3, disclose or use for his own benefit or in connection with any business or cause any unauthorised disclosure or use of any Confidential Information which he possesses at Completion; or

(b)	use or display any name, trade or service marks, trade or service names, domain names or logos used by any Group Company or any confusingly similar names, marks, domain names, or logos.

14.4

Each Seller other than the Sanne Trust undertakes to the Buyer that following Completion he will not either himself or by an agent and either on its own account or by or in association with or for the benefit of any other person directly or indirectly represent itself to be connected with or interested in the Business.

14.5

Each Covenantor undertakes that he will not at any time whilst any Group Company uses, or has any right to use, the name “Racal”, directly or indirectly use the name “Racal” in connection with any trade or business which competes with or is similar to that of any Group Company.

14.6

Each Seller acknowledges that the undertakings in clauses 14.1, 14.2, 14.3, 14.4 and 14.5 (as such undertakings apply to him or it) are reasonable, are integral to the terms on which the Buyer has agreed to purchase the Sale Shares and necessary for the implementation of the purchase of the same.

14.7

No Seller shall be treated as committing a breach or violation of the provisions of clauses 14.1, 14.2, 14.4 and 14.5 (as such provisions apply to him or it) if that Seller is properly acting as a director, consultant or employee of the Company.

14.8

The undertakings and covenants contained in clauses 14.1 and 14.2 shall cease to apply to any Covenantor upon such Covenantor ceasing to be a director and/or employee of any Group Company in circumstances where such Covenantor is made redundant or where the employment of such Covenantor is terminated by any Group Company and where such termination is subsequently Finally Determined to be an unfair dismissal under Part 10 of the Employment Rights Act 1996. In this clause, “Finally Determined” means an agreement in writing between a Group Company on the one hand and the Covenantor on the other hand, or a termination by an Employment Tribunal or court of competent authority from which there is no right of appeal or in respect of which the relevant parties are debarred (whether by passage of time or otherwise) from exercising a right of appeal.

14.9

Each of the restrictions in this clause shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

15	Entire agreement

15.1

This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

15.2

Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

15.3	Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

15.4

Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

15.5

Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract save for a claim for indemnification under the Indemnity.

16	Assignment and transfer

16.1

This Agreement is personal to the parties and (subject to clause 16.2) no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the Buyer (in the case of the Sellers and Barclays) or the Sellers (in the case of the Buyer). Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause shall be ineffective.

16.2

The Buyer may assign to any member of the Buyer’s Group the benefit of any Warranty or any other right it might have under this Agreement or the Tax Deed provided that the liability of the Sellers and Barclays shall at all times be limited to such liability as they would have had had no such assignment taken place.

16.3

If any assignee under clause 16.2 ceases to be a member of the Buyer’s Group then the Buyer shall procure that it promptly assigns all of its rights as assignee either to the Buyer or to another member of the Buyer’s Group at that time and, pending such assignment, the assignee may not exercise any of its rights as assignee.

17	Costs and expenses

17.1

Except as otherwise stated in this Agreement, each of the parties shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

17.2	On Completion, the Buyer will pay to the Sellers £1million towards the professional costs and expenses incurred by the Sellers in addition to the Consideration.

18	Interest on late payments

18.1

If any party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 18.2.

18.2

The interest referred to in clause 18.1 shall accrue from day to day and shall be paid on demand at the rate of 3 per cent above the base rate from time to time of Barclays Bank plc. Unpaid interest shall compound quarterly.

19	No set-off

All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and in respect of Warranty Claims or other claims under this Agreement the payer will simultaneously pay (other than payments of interest due under clause 18) to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required provided that if either party have assigned the benefit in whole or in part of the Agreement then the liability of the payer shall be limited to that which it would have been had no such assignment taken place.

20	Waiver

20.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt,

any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

20.2

A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

20.3

Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

21	Variation

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party.

22	Severance

22.1

If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

22.2

If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

23	Further assurance

The Sellers shall at his or its own reasonable cost and expense use all their respective reasonable endeavours from time to time on or following Completion, on being required to do so by the Buyer, to do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Buyer for giving full effect to this Agreement and securing to the Buyer the full benefit of the rights, powers, privileges and remedies conferred upon the Buyer in this Agreement.

24	Notices

24.1

Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or fax or by email. Delivery by courier shall be regarded as delivery by hand.

24.2

Such communication shall be sent to the address of the relevant party referred to in this Agreement or the fax number or email address set out below or to such other address or fax number or email address as may previously have been communicated to the other party in accordance with this clause 24.2 and clause 24.5. Each communication shall be marked for the attention of the relevant person referred to below.

Party	Fax number	e-mail address	For the
attention of:

ECI	+44 (0) 20 7240 5050	ken.lindsay@ecipartners.com	Ken Lindsay

with a copy to:

SJ Berwin LLP	+44 (0) 20 7111 2000	richard.lever@sjberwin.com	Richard Lever

Warrantors	+44 (0) 20 8515 6200	geof.eeles@racalacoustics.com	Geoffrey Eeles

	+44 (0) 20 8515 6200	terry.buckley@racalacoustics.com	Terence Buckley

	+44 (0) 20 8515 6200	david.watton@racalacoustics.com	David Watton

with a copy to:

SJ Berwin LLP	+44 (0) 20 7111 2000	richard.lever@sjberwin.com	Richard Lever

and

Jones Day	+44(0)20 7039 5999	virani@jonesday.com	Vica Irani

Barclays	+44(0) 131 470 6240	jamie.grant@barclays.com	Jamie Grant

With a copy to:

Dickson Minto W.S.	+44 (01)131 225 2712	allan.fraser@dmws.com	Allan Fraser

the Sanne Trust	+44(0) 1534 769770	colum.spillane@sannegroup.com	Colum Spillane

Buyer	+1 425 453 2916	slarson@esterline.com	Steve Larson

with a copy to:

Taylor Wessing LLP	+44 (0)20 7300 7100	m.barron@taylorwessing.com	Mark Barron

24.3	A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in clause 24.2, at the time of delivery;

(b)	if sent by first class prepaid post to the address referred to in clause 24.2, at the expiration of two clear days after the time of posting; and

(c)	if sent by fax to the number referred to in clause 24.2 or sent by email to the email address specified in that clause, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) under the preceding provisions of this clause it shall be deemed to have been delivered at the next opening of such business hours.

24.4

In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the fax was despatched and a confirmatory transmission report received or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.

24.5

A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address, fax number or email address for the purposes of clause 24.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

24.6

For the avoidance of doubt, the parties agree that the provisions of clauses 24.1, 24.2, 24.3, 24.4 and 24.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

25	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

26	Governing law

This Agreement is governed by and is to be construed in accordance with English law.

27	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

28	Interpretation

28.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

28.2

References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

28.3

References to documents “in the agreed form” are to documents in terms agreed between the parties prior to execution of this Agreement and signed by or on behalf of the Buyer and the Sellers for the purposes of identification.

28.4	References to “writing” or “written” includes any other non-transitory form of visible reproduction of words.

28.5	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

28.6

References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

28.7	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

28.8

References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

28.9

Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

28.10

References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or EC Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive.

28.11

A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 of the Companies Act 2006 or the meaning attributed to the term “parent undertaking” in section 1162 and Schedule 7 of such Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 1159 and Schedule 6 of the Companies Act 2006 or the meaning attributed to the term “subsidiary undertaking” in section 1162 and Schedule 7 of such Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

28.12	Section 839 of ICTA is to apply to determine whether one person is connected with another for the purposes of this Agreement.

29	Rights of third parties

29.1

The obligations of confidentiality in clause 13 and the covenants in clause 14 are assumed for the benefit of each Group Company. Each Group Company may rely on and enforce the obligations of confidentiality accepted by the Sellers and/or the covenants in clause 14 accepted by the Covenantors.

29.2	Any person to whom the Warranties or any other rights of the Buyer are properly assigned under clause 16, may rely on and enforce the Warranties and any such rights.

29.3

Except as otherwise expressly stated, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

30	Warrantors’ Agent

30.1

Each Warrantor irrevocably appoints Geoffrey Eeles, Terence Buckley and David Watton as his agent and any two of them shall negotiate, determine and agree and to negotiate and settle any disputes or other such matters incurring under this Agreement or the Tax Deed.

30.2	The Warrantor’s Agent may on behalf of any Warrantor:

(a)	give or receive any notice or consent or make any agreement, or

(b)	make any other action which the Warrantor may give, receive, make or take or connection with this Agreement or the Tax Deed.

31	Effect of Completion

This Agreement shall so far as it remains to be performed after Completion shall continue in force notwithstanding Completion and the rights of the Buyer in respect of this Agreement and the documents referred to in it shall not be affected by Completion.

32	Provision of information

The Sellers shall, from time to time provide to Barclays such information as Barclays may reasonably request regarding matters pertaining to this Agreement (including in relation to the Completion Accounts and payment of monies out of the Retention Account.)

33	Execution

This Agreement is entered into by the parties under hand on the date at the beginning of this Agreement.

SIGNATURES

Signed by:

/s/ Terence Buckley

Terence Buckley

Signed by:

/s/ Terence Buckley /s/ Geoffrey Eeles

Terence Buckley and Geoffrey Eeles as Trustees of the Terence Buckley 2008 Settlement

Signed by:

/s/ Andrew Charman

Andrew Charman

Signed by:

/s/ Andrew Charman /s/ David Payne

Andrew Charman and David Payne as Trustees of the Andrew Charman 2008 Settlement

Signed by:

/s/ Michael Derbyshire

Michael Derbyshire

Signed by:

/s/ Geoffrey Eeles /s/ David Watton*

Michael Derbyshire and James Green as Trustees of the Michael Derbyshire 2008 Settlement

*Signed on behalf of Michael Derbyshire and James Green under a power of attorney dated 19 December 2008.

Signed by:

/s/ Geoffrey Eeles

Geoffrey Eeles

Signed by:

/s/ Geoffrey Eeles /s/ David Charles Watton

Geoffrey Eeles and David Charles Watton as Trustees of the Geoffrey Eeles 2008 Settlement

Signed by:

/s/ David Payne

David Payne

Signed by:

/s/ David Payne /s/ Paul Watson

David Payne and Paul Watson as Trustees of the David Payne 2008 Settlement

Signed by:

/s/ Paul Watson

Paul Watson

Signed by:

/s/ Paul Watson /s/ Andrew Charman

Paul Watson and Andrew Charman as

Trustees of the Paul Watson 2008 Settlement

Signed by:

/s/ David Watton

David Watton

Signed by:

/s/ David Watton /s/ Geoffrey Eeles

David Watton and Geoffrey Eeles as Trustees of the David Watton 2008 Settlement

Signed by:

/s/ [ILLEGIBLE SIGNATURE]	/s/ [ILLEGIBLE SIGNATURE]

Director	Director

on behalf of Sanne Trust Company Limited

Signed by:

/s/ Ken Lindsay

Ken Lindsay for and on behalf of ECI Partners LLP as manager of ECI 7 (UK) LP

Signed by:

/s/ Ken Lindsay

Ken Lindsay for and on behalf of ECI Partners LLP as manager of ECI 7 LP

Signed by:

/s/ Ken Lindsay

Ken Lindsay for and on behalf of ECI Partners LLP as manager of ECI 8 LP

Signed by:

/s/ Ken Lindsay

Ken Lindsay for and on behalf of ECI Partners LLP as manager of ECI 7 (US) LP

Signed by:

/s/ Ken Lindsay

Ken Lindsay for and on behalf of ECI Partners LLP as manager of ECI 8 (US) LP

Signed by:

/s/ [ILLEGIBLE SIGNATURE]

Authorised signatory For and on behalf of Barclays Bank plc

Signed by:

/s/ Stephen Larson

Stephen Larson For and on behalf of WESTON AEROSPACE LIMITED

Signed by:

/s/ Stephen Larson

Stephen Larson For and on behalf of ESTERLINE TECHNOLOGIES CORPORATION